Exhibit 99.2
News Release

Piedmont Office Realty Trust Signs Long-Term Full Building Lease
with Gartner, Inc. in Dallas Market

ATLANTA and DALLAS - November 13, 2017 - Piedmont Office Realty Trust, Inc. (NYSE:PDM) announced today that the world’s leading research and advisory company, Gartner, Inc., has completed a 152,086 square foot, 15+ year full building new lease through 2034 at 6011 Connection Drive in Irving, TX - located within the desirable submarket of Las Colinas. The property is one of ten total properties representing approximately 2.1 million square feet of Class-A office space owned by Piedmont in the greater Dallas market.
The Cushman & Wakefield team of Andy May, Randy Cooper, Matt Heidelbaugh, and Amber Roberts represented the tenant in the transaction. Joel Pustmueller and Sarah Hinkley of Peloton Commercial Real Estate, along with Joe Pangburn and Damian Miller of Piedmont, facilitated negotiations on behalf of the owner.
“We are extremely pleased to welcome an industry-leading company such as Gartner to our portfolio of tenants,” said Joe Pangburn, Executive Vice President for Piedmont. “Completing a new lease of this size speaks to the quality and attributes of our property, as well as the demand for the amenity-rich Las Colinas submarket,” added Pangburn.

About Piedmont Office Realty Trust:
Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties in select submarkets located primarily within eight major Eastern U.S. office markets. Its geographically-diversified, over $5 billion portfolio is comprised of approximately 19 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Contact:     Kerry Hughes
Company:     Piedmont Office Realty Trust
Phone:         1 770 418 8800
Email:        investor.relations@Piedmontreit.com